Exhibit 99.1

Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: June 17, 2011

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

NASDAQ Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES:
EXTENSION AND INCREASE OF REVOLVING SECURED LINE OF CREDIT FACILITY AND
EXTENSION OF REVOLVING SECURED WAREHOUSE FACILITY

Southfield, Michigan – June 17, 2011 – Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “we”, “our”, or “us”) announced today that we have extended the maturity and increased the amount of our revolving secured line of credit facility and extended the date on which our $325.0 million revolving secured warehouse facility will cease to revolve.

Extension and Increase of Revolving Secured Line of Credit Facility

We have extended the maturity of our credit facility with a commercial bank syndicate from June 22, 2012 to June 22, 2014 and increased the amount of the facility from $170.0 million to $205.0 million.

Borrowings under the facility continue to bear interest at the prime rate plus 1.25% or the Libor rate plus 2.25%, at our option.

In addition to extending the maturity and increasing the amount of the facility, there were two material changes to the agreement: (1) A floor on the Libor rate was eliminated.  The elimination of the floor, which was set at 75 basis points, will reduce our cost of borrowing under this facility by the amount, if any, by which the floor exceeds the Libor rate.  Based on current Libor rates, the elimination of the floor will reduce our cost of borrowing under this facility by approximately 50 basis points.  (2) The financial covenant requiring us to maintain a minimum ratio of assets to debt was eliminated.

The credit facility continues to be secured by a lien on most of our assets.  As of June 17, 2011 we had $105.7 million outstanding under the facility.

Extension of $325.0 Million Revolving Secured Warehouse Facility

We have extended the date on which our $325.0 million revolving secured warehouse facility will cease to revolve from June 15, 2013 to June 17, 2014.  The interest rate on borrowings under the facility has been decreased from the commercial paper rate plus 3.5% to the commercial paper rate plus 2.75%.  There were no other material changes to the terms of the facility.

As of June 17, 2011 we had $208.0 million outstanding under the facility.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history.  Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one.  Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our program is that we provide a significant number of our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing.  Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC.  For more information, visit creditacceptance.com.